Exhibit 99.1

Media Contacts:	Investor Contacts:
Jennifer Albano	Steve Frank
1-862-399-0810 (o)	1-973-822-7141 (o)
jennifer.albano@zoetis.com	steve.frank@zoetis.com

Laura Panza	Nick Soonthornchai
1-973-975-5176 (o)	1-973-443-2792 (o)
laura.panza@zoetis.com	nick.soonthornchai@zoetis.com

Zoetis Appoints Stephanie Tilenius to its Board of Directors

Health entrepreneur brings her digital and artificial intelligence (AI) experience to Zoetis Board
PARSIPPANY, N.J. – October 28, 2025 – Zoetis Inc. (NYSE: ZTS) today announced the appointment of Stephanie Tilenius to its Board of Directors, effective as of December 1, 2025. Ms. Tilenius brings extensive experience in technology-forward, digital health organizations to the Zoetis Board.

Ms. Tilenius is a serial entrepreneur and has founded several healthcare companies, including most recently a stealth company in the longevity AI space. Previously, she founded Vida Health, Inc., a leading B2B chronic care platform focusing on diabetes and obesity, and scaled it nationally for Fortune 500 companies, large payers and healthcare providers. There, she served as CEO from 2014 to 2023.

“We are thrilled to welcome Stephanie Tilenius to the Zoetis Board of Directors,” said Kristin Peck, Chief Executive Officer of Zoetis. “Her strategic thinking and expertise in digital health, AI and technology align with our vision to advance animal health through innovation. At Zoetis, we’re dedicated to harnessing the power of data and digital solutions to deliver better outcomes to our customers around the world. Stephanie’s proven leadership and forward-thinking approach will be invaluable as we continue to accelerate our digital transformation and shape the future of animal health.”

“We are pleased to welcome Stephanie to the Zoetis Board of Directors. Her deep experience in digital health brings valuable perspective to our Board as Zoetis continues to lead in advancing animal health,” said Zoetis Board Chair Michael McCallister. “The Board is committed to supporting the company’s strategy to innovate and deliver solutions that meet the evolving needs of its customers. Stephanie’s insights will help us guide Zoetis forward and ensure the company remains at the forefront of digital transformation in the animal health industry.”

In addition to her digital healthcare experience, Ms. Tilenius spent a long career in the tech sector as an intrapreneur and in senior positions at Google, PayPal, and eBay, where she built products from the ground up, managed P&L responsibilities for multibillion dollar businesses, and completed over 15 acquisitions. Ms. Tilenius was Vice President of Global Commerce and Payments at Google, where she helped to build new products and platforms, such as Google Pay and Google Shopping. Previously, she served as Senior Vice President of eBay.com and Global Product, and at PayPal she was the Vice President of Global Merchant Services.

Ms. Tilenius currently serves on the board of directors of Seagate Technology Holdings plc, a publicly-traded, mass-capacity data storage company, and Papa, a curated platform of companionship and support for older adults and families. She is also a Venture Advisor to the AI Fund. She holds a Master of Business Administration from Harvard University, as well as a Master of Arts in International Economics and Finance and a Bachelor of Arts in Economics from Brandeis University.

“I am honored to be joining the Zoetis Board of Directors at such a pivotal time for the company and the animal health industry,” said Stephanie Tilenius. “Zoetis’ commitment to innovation, digital transformation and using advanced technologies to improve animal care resonates deeply with my own passion for leveraging data and AI to create meaningful impact. I look forward to working with the Board and leadership team to help drive the company's vision forward and deliver solutions that benefit veterinarians, producers, and pet owners worldwide.”

With Ms. Tilenius’ appointment, Zoetis will increase the size of its Board of Directors from 12 to 13 members, effective as of December 1, 2025.

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After innovating ways to predict, prevent, detect, and treat animal illness for more than 70 years, Zoetis continues to stand by those raising and caring for animals worldwide – from veterinarians and pet owners to livestock producers. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $9.3 billion in 2024 with approximately 13,800 employees. For more information, visit  www.zoetis.com.

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